Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-211363), Form S-8 (No. 333-256600), Form F-3 (No. 333-229323) and Form F-3 (No. 333-262181) of Taoping Inc. and its subsidiaries (“the Company”) of our report dated May 2, 2022, relating to the Company’s consolidated financial statements as of December 31, 2021 and for the year ended December 31, 2021, which appears in this Amendment No. 1 to Annual Report on Form 20-F of the Company for the year ended December 31, 2021.

/s/ PKF Littlejohn LLP

London, United Kingdom

October 31, 2022